Exhibit 99.1

BioSig Appoints Global MedTech Leader Fred Hrkac as New Executive VP

32-year career in medical device and electrophysiology business expansion for industry bellwethers; led multiple company exits including a $1B sale in 2018

Part of leadership team that grew Johnson & Johnson’s original cardiology/electrophysiology business from $22M to $500M in 7 years

Westport, CT, November 7, 2023 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company committed to delivering unprecedented accuracy and precision to intracardiac signal visualization, announced the appointment of Frederick Hrkac to the new role of Executive Vice President, effective as of November 2, 2023. Mr. Hrkac has a 32-year career in medical devices, as an executive and corporate director, covering much of the globe. Since April 2022, he has served on the BioSig Board of Directors and as Chairman of the nominating and corporate governance committee. As a result of his appointment, Mr Hrkac was replaced by James Klein as a member and Chairman of the nominating and corporate governance committee.

“Fred is well-known as a key executive leader in the global medical device industry. He carries an impeccable reputation and strong track record of success in commercial medtech operations, highlighted by his contributions to the immense growth and expansion of BioSense Webster, the med-device businesses of Johnson & Johnson (“J&J”), Boston Scientific, and other influential companies,” said Kenneth Londoner, Chairman & CEO of BioSig. “It’s a great pleasure to welcome Fred from our Board of Directors to our executive team, where he will work closely with executive leadership in unlocking the value of our business and technology and opening doors to new opportunities through his close contacts around the globe.”

“I am thrilled with the opportunity to bring BioSig’s groundbreaking technology into the hands of electrophysiologists with a strategy similar to my work 20 years ago in introducing novel cardiac navigational technology that shaped the way atrial fibrillation is treated globally,” said Mr. Hrkac. “I look forward to working closely with the outstanding leadership team at BioSig to spur PURE EP™ Platform adoption in multiple new geographic markets and drive multiple avenues of potential value creation.”

Mr. Hrkac’s career began at J & J where he managed the company’s complete portfolio of general surgery and cardiology/electrophysiology products. He was part of the small team that started and grew J&J’s businesses in central and eastern Europe in the 1990’s, driving revenue growth from $22 million to over $500 million in seven years. At Biosense Webster, a J&J company, Mr. Hrkac was head of global marketing and all commercial activity outside the U.S., leading the early stages of the company’s dominance of the electrophysiology market from 2001-2005.

After a 15-year career at J&J, Mr. Hrkac became president and CEO of Sorin Cardiac Rhythm Management (CRM), where he led the globalization of the company into regions including the U.S., Japan, and EMEA. He then became President of Boston Scientific EMEA, managing a $1.8 billion P&L that covered the entire Boston Scientific portfolio in more than 65 EMEA countries.

In 2015, Mr. Hrkac joined Biosensors, a Singapore-based stent company, where he led the company’s global commercialization and eventual sale of the Company for over $1 billion in 2018.

Mr. Hrkac currently serves on the board of Serres in Helsinki, Finland, and Spineart in Geneva, Switzerland as chairman of the board.

About BioSig Technologies, Inc.

BioSig Technologies is a medical technology company focused on deciphering the body’s electrical signals, starting with heart rhythms. By leveraging a first of its kind combination of hardware and software, we deliver unprecedented cardiac signal clarity, ending the reliance on ‘mixed signals’ and ‘reading between the lines.’ Our platform technology is addressing some of healthcare’s biggest challenges—saving time, saving costs, and saving lives.

The Company’s product, the PURE EP™ Platform, an FDA 510(k) cleared non-invasive class II device, provides superior, real-time signal visualization allowing physicians to perform highly targeted cardiac ablation procedures with increased procedural efficiency and efficacy.

An estimated, 14.4 million Americans suffer from cardiac arrhythmias, and the global EP market is projected to reach $16B in 2028 with an 11.2% growth rate.1

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

For media inquiries:

Katie Freshwater

BioSig Technologies, Inc.

Vice President, Marketing

55 Greens Farms

Westport, CT 06880

kfreshwater@biosigtech.com

203-409-5444, x162

For investor relations:

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133

1 Global Market Insights, Inc. (2022, March)